Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ECM Energy Services, Inc. on Form S-1 Amendment No. 1 (File No. 333-194897) of our report dated March 28, 2014 except for Note 20 as to which the date is April 14, 2014, with respect to our audits of the consolidated financial statements of ECM Energy Services, Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus

/s/ Marcum LLP

Marcum LLP

New York, New York

April 23, 2014